Exhibit 99.1

For Immediate Release

Contact:	Investors:	Kelley MacDonald	Media: Hannah Grove
		1 617-664-2888	1 617-664-3377

David A. Spina to Retire After Three Decades with State Street

Ronald E. Logue Appointed Chairman and CEO

Boston, Mass., — June 30, 2004 — State Street Corporation (NYSE:STT), the world’s leading provider of services to institutional investors, announced today that David A. Spina has decided to retire, and its board of directors has appointed State Street President and Chief Operating Officer, Ronald E. Logue, age 58, to Chairman and Chief Executive Officer, effective immediately.  During the past year, State Street’s board of directors has developed a comprehensive plan to ensure a seamless succession.

“My heart surgery in May of 2003 prompted me to reassess my personal priorities.  Choosing to retire now has been an extremely difficult decision for me, but I am confident that I am leaving the company at a very good time,” said Spina.  “Despite the market tumult and the challenges we have faced over the past four years, State Street has never been stronger or more focused, and the growth opportunities for the company now are virtually limitless.  Given our success and remarkable bench strength, I believe that the time is right to hand things over to Ron, in whom I have complete confidence.”

David Spina joined State Street in 1969 and has held a variety of positions within the company, including Chief Financial Officer and Treasurer.  He was elected President in 1995, named CEO in 2000 and Chairman in 2001. Under his leadership, State Street has become a global powerhouse in investment servicing, investment management and investment research and trading, with operations spanning 24 countries and more than 100 markets worldwide.

During his four-year tenure as CEO, Spina led State Street through the largest acquisition in its history (Deutsche Bank’s Global Securities Services business) and honed the company’s focus on serving the needs of institutional investors through divestitures of its corporate trust and private asset management businesses.  Assets under custody grew by $3.2 trillion to $9.4 trillion and assets under management crossed the $1 trillion mark, making State Street Global Advisors the world’s largest institutional asset manager.  Operating earnings per share grew steadily over the period, from $1.64 in 2000 to $2.29 in 2003, a compound annual growth rate of 11.8 percent.  Spina is also credited with putting a strong global management team in place to guide State Street in its next phase of growth.

 “Having worked closely with David for many years, I have been deeply involved in the development of our business strategy and vision for State Street’s future.  Taking the reins now is a natural transition for me and one that I am very excited about,” said Logue.  “I am committed to our proven strategy for growth and intend to deliver on our promise of excellence to our stockholders, clients and employees.”

Ron Logue has held a number of leadership positions at State Street.  He joined the company in 1990 as senior vice president and head of investment servicing for U.S. mutual funds. He was named Chief Operating Officer in 2000 and President in 2001.  As President, he was responsible for overseeing State Street’s investment servicing, securities finance, and investment research and trading activities, as well as information technology.  Logue also led the highly successful integration of the Deutsche Bank Global Securities Services business, which is already operating at a profit.

“We have one of the best management teams in the industry at State Street, with Ed Resch as our Chief Financial Officer, Tim Harbert leading State Street Global Advisors, Jay Hooley heading up State Street Investor Services, Stan Shelton leading State Street Global Markets and Joe Antonellis in charge of technology,” said Logue.  “Their commitment and energy, combined with the talent and dedication of our nearly 20,000 employees worldwide, will be a key factor in our continued success.”

State Street Corporation (NYSE: STT) is the world’s leading specialist in providing institutional investors with investment servicing, investment management and investment research and trading. With $9.4 trillion in assets under custody and $1.2 trillion in assets under management, State Street operates in 24 countries and more than 100 markets worldwide. For more information, visit State Street’s Web site at www.statestreet.com

State Street will webcast an investor conference call tomorrow, Thursday, July 1, 2004, at 10:00 a.m. EDT, available at www.statestreet.com/stockholder.  The conference call will also be available via telephone, at +1 913-981-5508 (confirmation code 318165).  Recorded replays of the conference call will be available on the web site, and by telephone at +1 719-457-0820 (confirmation code 318165), beginning at 2:00 PM tomorrow.

State Street will conduct a teleconference call for members of the media on July 1, 2004, at 11:00 a.m. (EDT).  The conference call number is 800-946-0785 in the U.S. and 719-457-2661 outside the U.S.  Please call five minutes in advance to ensure that you are connected prior to the start of the teleconference.  A replay of the call will be available after 2:00 p.m. (EDT) on 402-220-4230.

This news announcement contains forward-looking statements as defined by United States securities laws, including statements about the financial outlook and business environment.  Those statements are based on current expectations and involve a number of risks and uncertainties, including those related to the pace at which State Street adds new clients or at which existing clients use additional services, the value of global and regional financial markets, the pace of cross-border investment activity, changes in interest rates, the pace of worldwide economic growth and rates of inflation, the extent of volatility in currency markets, consolidations among clients and competitors, State Street’s business mix, the dynamics of markets State Street serves, and State Street’s success at integrating and converting acquisitions into its business. Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in State Street’s 2003 annual report and subsequent SEC filings.  State Street encourages investors to read the corporation’s annual report, particularly the section on factors that may affect financial results, and its subsequent SEC filings for additional information with respect to any forward-looking statements and prior to making any investment decision.  The forward-looking statements contained in this press release speak only as of the date hereof, June 30, 2004, and the company will not undertake efforts to revise those forward-looking statements to reflect events after this date.

# # #